Company Logo                                               Exhibit 99.1
                                                           Citizens Utilities
                                                           3 High Ridge Park
                                                           Stamford, CT 06905
                                                           203.614.5600
                                                           Web site: www.czn.net
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

Contacts:

Financial Community:                                 Media:
-------------------                                  -----
Alan H. Oshiki, Assistant Vice President             Brigid M. Smith,
Investor Relations                                    Assistant Vice President
(203) 614-5629                                       Corporate Communications
aoshiki@czn.com                                      (203) 614-5042
                                                     bsmith@czn.com

        Citizens Utilities Reports Third Quarter 1999 Financial Results

STAMFORD,  Conn.,  November  9, 1999 - Citizens  Utilities  (NYSE:  CZN,  CZNPr)
------------------------------------
announced financial results today for the third quarter and nine months ended September 30, 1999.

Revenues from continuing operations were $271.5 million in the third quarter, up 15% from the $236.3 million in the third quarter of 1998. Pre-tax income increased to $14.0 million, 3% higher than the $13.6 million for the prior year quarter. Net income for the third quarter of 1999 was $11.9 million, or 5 cents per share, compared to $14.5 million, or 6 cents per share, for the third quarter of 1998. Net income and earnings per share for the current quarter were affected by increased tax expense related to out-of-period gains on the sales of investments.

For the nine months ended September 30, 1999, revenues from continuing operations were $810.2 million, up 18% from the $685.4 million for the prior year period. Pre-tax income was $92.9 million, 84% above the $50.6 million for the prior year period. Nine-month net income was $74.3 million, up 33% from the prior year level of $55.7 million. Earnings per share for the nine-month period in 1999 was 29 cents, up 38% compared to 21 cents for the 1998 period.

During the third quarter, Citizens adopted a plan to divest its public services businesses. Accordingly, the financial results of those businesses are now presented separately on the company's income statements as income from discontinued operations, net of tax.

"Citizens overall financial performance compared to the prior year quarter was very strong," said Robert J. DeSantis, vice president and chief financial officer. "Operating income increased 11% to $21 million, while EBITDA (earnings before interest, taxes, depreciation and amortization) improved 24% to $100 million."

Commenting on the performance of Citizens Communications, DeSantis said, "Our local telephone exchange operations continued to generate strong revenue growth. Network access services revenue was up 16%, driven by an 18% increase in switched access minutes of use, and local network services revenue was up 9%, driven by 6% growth in access lines and continued growth in enhanced services. Communications sector EBITDA also improved, growing to about $95 million, up 11% over the prior year."

With respect to the company's competitive local exchange operations, DeSantis said, "Electric Lightwave's revenues increased 91% over the prior year quarter to $48 million while gross margins reached 70%. Operating and EBITDA losses declined further and we expect those improvements to continue, with EBITDA turning positive by the second half of 2000."

"We have also made significant progress with the divestiture of our public services businesses, with the announced sale in October of our water and wastewater operations for $835 million," DeSantis said. "We now anticipate a spirited auction for our gas and electric properties."

Citizens Utilities provides telecommunications services and public services including gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.9 million customers in 22 states. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ: ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. Earlier this year, Citizens announced that it was acquiring 800,000 telephone access lines in 11 states from GTE and U S WEST, and that it was divesting its public services businesses. Citizens plans to use the proceeds
from  the   divestitures  to  fund  the acquisitions.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                   Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data
                                   (unaudited)


                                                         For the quarter ended              For the nine months ended
                                                             September 30,                      September 30,
                                                         ----------------------             ----------------------
                                                                                  %                                  %
(Dollars in thousands)                                      1999       1998     Change         1999       1998     Change
                                                         -------------------------------    -------------------------------
Income Statement Data
Continuing operations  (1)
  Revenues                                               $  271,517   $236,324      15%       $810,213   $685,375      18%
  Network expenses                                           18,648     24,931     -25%         86,937     73,653      18%
  Depreciation and amortization                              64,628     50,004      29%        186,276    148,943      25%
  Other operating expenses                                  167,245    142,403      17%        493,901    396,484      25%
  Operating income                                           20,996     18,986      11%         43,099     66,295     -35%
  Investment and other income                                14,783     11,818      25%         39,434     35,228      12%
  Interest expense                                           21,745     17,181      27%         59,142     48,576      22%
  Special items  (2)                                              -          -                  69,499     (2,334)
  Pre-tax income                                             14,034     13,623       3%         92,890     50,613      84%
  Income taxes                                                3,956      1,504     163%         30,812      7,044     337%
  Convertible preferred dividends                             1,553      1,553       0%          4,657      4,657       0%
  Income from continuing operations                           8,525     10,566     -19%         57,421     38,912      48%
Income from discontinued operations, net of tax (3)           3,383      3,895     -13%         16,863     16,790       0%
Net income                                                   11,908     14,461     -18%         74,284     55,702      33%

Per-Share Data  (4)
Basic net income per share of common stock               $     0.05   $   0.06     -17%       $   0.29   $   0.21      38%
Weighted average shares outstanding  (5)                    260,610    260,139       0%        259,985    259,409       0%

(1) Continuing  operations  include  the  Company's   Communications  and  CLEC
    businesses.
(2) In  the  first  quarter of 1999,  the  Company  recorded  a pre-tax  gain of
    $69.5   million  ($42.9  million  net of  tax) on  the  sale  of  Centennial
    Cellular stock.   In  the first quarter of 1998,  Electric  Lightwave,  Inc.
    recorded  a  pre-tax  charge  to earnings of $2.8 million  ($2.3 million net of tax) for the cumulative  effect of  a  change  in  accounting  principle.
(3) The company is reporting  its Public  Services  businesses  as  discontinued
    operations.    Interest  expense  has  been  imputed  to  these  businesses.
(4) Calculated  based on weighted  average  shares  outstanding.
(5) Adjusted  for subsequent  stock  dividends and stock splits and  used in the calculation of all per share data.

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